EXHIBIT 99.1

Amtech Reports First Quarter Fiscal 2023 Results

TEMPE, Ariz., February 8, 2023 -- Amtech Systems, Inc. ("Amtech") (NASDAQ: ASYS), a manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power, analog and discrete devices, and electronic assemblies and modules focusing on enabling technologies for electric vehicles (EV) and clean technology (CleanTech) applications, today reported results for its first quarter ended December 31, 2022.

First Quarter Fiscal 2023 Financial and Operational Highlights:

•
Net revenue of $21.6 million
•
Operating loss of $2.7 million, inclusive of $1.4 million in acquisition costs and $0.4 million in severance expenses
•
Net loss of $2.7 million
•
Net loss per diluted share of $0.20
•
Customer orders of $25.2 million
•
Book to bill ratio of 1.2:1
•
December 31, 2022 backlog of $54.5 million

“While the uncertain macroeconomic outlook and timing of capacity expansion projects are creating near-term softness for our advanced packaging and SMT products, demand for EV applications remained robust, with customer orders of $25.2 million during our first quarter of fiscal 2023. Together with our recent acquisition of Entrepix, we are confident that our strategy to align our divisions to high-growth megatrend markets, such as EV and silicon carbide is gaining traction. We believe this strategic alignment to megatrend growth areas across multiple product and customer touchpoints creates a strong and durable foundation for value creation in the coming years,” commented Mr. Michael Whang, Chief Executive Officer of Amtech.

GAAP Financial Results

(in millions, except per share amounts)	Q1	Q4	Q1
	FY 2023	FY 2022	FY 2022
Revenues, net	$21.6	$32.3	$26.5
Gross profit	$8.3	$12.6	$9.9
Gross margin	38.5%	38.8%	37.4%
Operating (loss) income	$(2.7)	$3.9	$1.2
Operating margin	-12.4%	12.0%	4.7%
Net (loss) income	$(2.7)	$4.2	$1.0
Net (loss) income per diluted share	$(0.20)	$0.30	$0.07

Net revenues decreased 33% sequentially and 19% from the first quarter of fiscal 2022. The decrease is primarily attributable to lower shipments of our semiconductor and polishing equipment, partially offset by an increase in consumable shipments compared to the prior year quarter.

Gross margin was relatively consistent among periods.

Selling, General & Administrative (“SG&A”) expenses increased $1.9 million on a sequential basis and $2.1 million compared to the prior year period due primarily to $1.4 million in acquisition costs and consulting and ERP expenses.

Research, Development and Engineering was relatively flat sequentially and decreased $0.2 million compared to the same prior year period.

Operating loss was $2.7 million, compared to operating income of $3.9 million in the fourth quarter of fiscal 2022 and operating income of $1.2 million in the same prior year period.

Income tax benefit was less than $0.1 million for the three months ended December 31, 2022, compared to a provision of $0.6 million in the preceding quarter and $0.2 million in the same prior year period.

Net loss for the first quarter of fiscal 2023 was $2.7 million, or 20 cents per share. This compares to net income of $4.2 million, or 30 cents per share, for the preceding quarter and net income of $1.0 million, or 7 cents per share, for the first quarter of fiscal 2022.

Outlook

The Company’s outlook reflects the ongoing logistical impacts and the related delays for goods shipped to and from China. Actual results may differ materially in the weeks and months ahead. Additionally, the semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Operating results can be significantly impacted, positively or negatively, by the timing of orders, system shipments, and the financial results of semiconductor manufacturers.

For the second fiscal quarter ending March 31, 2023, which will include Entrepix, revenues are expected to be in the range of $30 to $32 million with operating margin in the low single digits, excluding approximately $1.1 million in acquisition costs.

A portion of Amtech's results is denominated in Renminbis, a Chinese currency. The outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Renminbi. Changes in the value of the Renminbi in relation to the United States Dollar could cause actual results to differ from expectations.

Conference Call

Amtech Systems will host a conference call today at 5:00 p.m. ET to discuss our fiscal first quarter financial results. The call will be available to interested parties by dialing 1-877-407-0784. For international callers, please dial +1-201-689-8560. The confirmation code is 13735895. A live webcast of the conference call will be available in the Investor Relations section of Amtech’s website at: https://www.amtechsystems.com/investors/events.

A replay of the webcast will be available in the Investor Relations section of the company’s website at http://www.amtechsystems.com/conference.htm shortly after the conclusion of the call and will remain available for approximately 30 calendar days.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a leading, global manufacturer of capital equipment, including thermal processing, wafer cleaning, chemical mechanical polishing (CMP) technology, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC), silicon power, electronic assemblies and modules focusing on enabling technologies for electric vehicles (EV) and clean technology (CleanTech) applications. We sell process equipment and services to semiconductor device and module manufacturers worldwide, particularly in Asia, North America and Europe. Our strategic focus is on semiconductor growth opportunities in power electronics, sensors and analog devices leveraging our strength in core competencies in thermal and substrate processing. Amtech's products are recognized under the leading brand names BTU International, Entrepix, Inc.,Bruce Technologies™, PR Hoffman™ and Intersurface Dynamics, Inc.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release. Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions, plans and objectives of Amtech and its management for future operations, efforts to improve operational efficiencies and effectiveness and profitably grow our revenue, and enhancements to our technologies and expansion of our product portfolio. In some cases, forward-looking statements can be identified by terminology such as "may," "plan," "anticipate," "seek," "will," "expect," "intend," "estimate," "believe," "continue," "predict," "potential," "project," "should," "would," "could", "likely," "future," "target," "forecast," "goal," "observe," and "strategy" or the negative of these terms or other comparable terminology used in this press release or by our management, which are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the "SEC") for the year-ended September 30, 2022, listed various important factors that could affect the Company's future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf. These factors can be found under the heading "Risk Factors" in the Form 10-K and in our subsequently filed Quarterly Reports on Form 10-Qs, and investors should refer to them. Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Amtech Systems, Inc.
Lisa D. Gibbs
Chief Financial Officer
(480) 360-3756
irelations@amtechsystems.com
Sapphire Investor Relations, LLC Erica Mannion and Mike Funari (617) 542-6180 irelations@amtechsystems.com

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Summary Financial Information

(in thousands, except percentages)

	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021
Amtech Systems, Inc.
Revenues, net	$21,558	$32,315	$26,463
Gross profit	$8,303	$12,553	$9,898
Gross margin	39%	39%	37%
Operating (loss) income	$(2,680)	$3,889	$1,240
New orders	$25,229	$20,365	$31,637
Backlog	$54,452	$50,780	$48,452
Semiconductor Segment
Revenues, net	$16,887	$26,498	$22,765
Gross profit	$6,172	$9,373	$8,662
Gross margin	37%	35%	38%
Operating income	$869	$4,425	$2,357
New orders	$21,084	$16,165	$27,809
Backlog	$52,209	$48,011	$46,921
Material and Substrate Segment
Revenues, net	$4,671	$5,817	$3,698
Gross profit	$2,131	$3,180	$1,236
Gross margin	46%	55%	33%
Operating income	$633	$1,737	$181
New orders	$4,145	$4,200	$3,828
Backlog	$2,243	$2,769	$1,531

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,
	2022	2021
Revenues, net	$21,558	$26,463
Cost of sales	13,255	16,565
Gross profit	8,303	9,898

Selling, general and administrative	9,190	7,086
Research, development and engineering	1,393	1,572
Severance expense	400	—
Operating (loss) income	(2,680)	1,240

Interest expense and other, net	(68)	(83)
(Loss) income before income tax provision	(2,748)	1,157
Income tax (benefit) provision	(4)	160
Net (loss) income	$(2,744)	$997

(Loss) Income Per Share:
Net (loss) income per basic share	$(0.20)	$0.07
Net (loss) income per diluted share	$(0.20)	$0.07
Weighted average shares outstanding:
Basic	14,008	14,254
Diluted	14,008	14,485

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Consolidated Balance Sheets

(in thousands, except share data)

	December 31, 2022	September 30, 2022
Assets
Current Assets
Cash and cash equivalents	$44,534	$46,874
Accounts receivable (less allowance for doubtful accounts of $147 and $114 at December 31, 2022 and September 30, 2022, respectively)	21,785	25,013
Inventories	28,236	25,488
Other current assets	4,890	5,561
Total current assets	99,445	102,936
Property, Plant and Equipment - Net	6,451	6,552
Right-of-Use Assets - Net	10,832	11,258
Intangible Assets - Net	733	758
Goodwill	11,168	11,168
Deferred Income Taxes - Net	114	79
Other Assets	794	783
Total Assets	$129,537	$133,534
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$6,835	$7,301
Accrued compensation and related taxes	2,923	4,109
Other accrued liabilities	2,722	1,771
Current maturities of finance lease liabilities and long-term debt	71	107
Current portion of long-term operating lease liabilities	2,134	2,101
Contract liabilities	6,955	7,231
Income taxes payable	19	6
Total current liabilities	21,659	22,626
Finance Lease Liabilities and Long-Term Debt	59	220
Long-Term Operating Lease Liabilities	8,937	9,395
Income Taxes Payable	2,551	2,849
Other Long-Term Liabilities	93	76
Total Liabilities	33,299	35,166
Commitments and Contingencies
Shareholders’ Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 14,003,029 and 13,994,154 at December 31, 2022 and September 30, 2022, respectively	140	140
Additional paid-in capital	124,656	124,458
Accumulated other comprehensive loss	(1,351)	(1,767)
Retained deficit	(27,207)	(24,463)
Total Shareholders’ Equity	96,238	98,368
Total Liabilities and Shareholders’ Equity	$129,537	$133,534

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended December 31,
	2022	2021
Operating Activities
Net (loss) income	$(2,744)	$997
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	388	430
Write-down of inventory	48	120
Deferred income taxes	(35)	—
Non-cash stock compensation expense	164	103
Provision for (reversal of) allowance for doubtful accounts	35	(19)
Changes in operating assets and liabilities:
Accounts receivable	3,194	(2,683)
Inventories	(2,796)	(2,161)
Other assets	1,106	(207)
Accounts payable	(643)	1,979
Accrued income taxes	(284)	968
Accrued and other liabilities	(665)	140
Contract liabilities	(276)	2,822
Net cash (used in) provided by operating activities	(2,508)	2,489
Investing Activities
Purchases of property, plant and equipment	(224)	(45)
Net cash used in investing activities	(224)	(45)
Financing Activities
Proceeds from the exercise of stock options	34	69
Repurchase of common stock	—	(2,713)
Payments on long-term debt	(14)	(97)
Net cash provided by (used in) financing activities	20	(2,741)
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	372	175
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(2,340)	(122)
Cash and Cash Equivalents, Beginning of Period	46,874	32,836
Cash, Cash Equivalents and Restricted Cash, End of Period	$44,534	$32,714